Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Fox Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.500% Senior Notes due 2033	Rule 457(r)	$1,250,000,000	99.204%	$1,240,050,000	0.00014760	$183,032

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,240,050,000		$183,032

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$183,032

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Fox Corporation (the “Company”) initially deferred payment of all registration fees for the Registration Statement on Form S-3 (Registration No. 333-273947), filed on August 11, 2023. This filing fee exhibit is in connection with a final prospectus supplement dated October 5, 2023, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.